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                                                                   EXHIBIT 10.99

                CREDIT SERVICES ORGANIZATION AND LENDER AGREEMENT

     This Credit Services Organization and Lender Agreement (as amended, modified or restated from time to time, this "Agreement") is made and entered into as of April 12, 2006, by and between Integrity Texas Funding, L.P. dba Integrity Funding, a Texas limited partnership (the "Lender"), and Texas EZMONEY, L.P., a Texas limited partnership (the "CSO").

                                    RECITALS

     The parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions which will govern certain business activities and transactions to be provided by the parties to consumers seeking credit services and loans ("Consumers").

     The CSO has developed a credit services program pursuant to Chapter 393 of the Texas Finance Code (the "CSO Program") under which the CSO will provide certain credit services including, but not limited to, assisting Consumers in obtaining Loans (as defined below) from the Lender.

     The Lender makes unsecured loans at an interest rate not to exceed ten percent (10.00%) per annum (the "Loans") pursuant to Chapter 302 of the Texas Finance Code to Consumers. The CSO desires to offer the CSO Program to Consumers who may be interested in the CSO Program and Loans. The duties and obligations of the CSO and the Lender relating to the CSO Program and Loans are set forth herein.

                                    AGREEMENT

     In consideration of the foregoing and of the mutual promises contained in this Agreement, the CSO and the Lender agree as follows:

     1. The CSO Program.

          (a) The parties agree that, in accordance with the written guidelines as established from time to time by CSO for the CSO Program, CSO may broker the Loans to Lender from such locations in the State of Texas and such other markets as may from time to time be agreed upon by the parties in writing.

          (b) The CSO shall establish and operate retail locations where Consumers for credit services and Loans may submit applications for such credit services and Loans ("Applications").

          (c) CSO shall deliver to Consumers all disclosures required by applicable law for the credit services and Loans.

          (d) The CSO may establish and evaluate its own underwriting criteria for purposes of its issuance of a letter of credit for Consumers seeking its credit services as a credit enhancement for the Loans. The CSO shall not establish underwriting criteria for the Lender.

          (e) At the Consumer's request and upon approval by the CSO of the Consumer's Application, the CSO will timely provide to Lender all information provided by Consumers and requested by Lender including the CSO's decision whether it will issue a Letter of Credit.

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          (f) The CSO will arrange for the Consumer's completion and execution of the CSO Disclosure, the CSO Agreement, Credit Services and Loan Application, and, upon the Lender's approval of a Consumer's Application, the Lender's Loan Agreement and Disclosure between the Lender and the Consumer (the "Note") and Lender's payment draft for the Loan proceeds.

          (g) The CSO as part of its credit services will provide Consumer with a copy of the CSO Disclosure, CSO Agreement, and the Loan Agreement and Disclosure.

          (h) Until such time as Lender is able to electronically scan or image executed Lender loan documents and instruments evidencing the Loans, as more fully described in the Lending Guidelines (the "Loan Documents") into the loan management system as part of the Lender's loan file for each Customer, CSO as special limited agent shall hold for Lender and subject to Lender's instructions all of the Loan Documents. Lender may at any time take possession and control over the Loan Documents or enter the CSO's business premises during normal business hours to inspect or take possession and control over the Loan Documents. All documents obtained or prepared by the CSO related to the credit services including the letters of credit shall be owned by the CSO. All Loan Documents shall be owned by the Lender. The originals or true and complete copies of all Loan Documents or legible reproductions thereof, as requested by Lender, shall be delivered by CSO to the Lender within a reasonable period time after receipt by CSO of Lender's written request.

          (i) The Lender's rights to draw on a Letter of Credit are set forth in the Letter of Credit.

          (j) The CSO has the exclusive right to market, offer, promote the CSO Program and Loans and solicit Consumers for the CSO Program and Loans at such CSO locations owned and operated by CSO in the State of Texas as CSO may designate from time to time. CSO shall disclose in its marketing of its credit services that Loans are made by a third party lender. Any marketing or solicitation materials, including letters, internet websites and e-mails, television and radio commercials, newspapers, magazines and the like, in which Lender's name or trade names is used in conjunction with the CSO Credit Services and Loans shall be submitted to and approved by Lender prior to use of such marketing or solicitation materials. Lender agrees not to unreasonably withhold such approval. CSO shall ensure that such marketing and solicitation efforts shall be in full compliance with law and applicable policies of Lender.

          (k) As special limited agent, CSO shall timely deliver, as required by law, Lender's adverse action notices to all rejected Credit Services and Loan Applicants for Loans.

          (l) Lender agrees and authorizes CSO as part of the CSO Program to report a consumer's credit information and history related to the CSO Program, Lender Loan Program, or a Loan to a consumer credit reporting agency in compliance with Fair Credit Reporting Act.

          (m) CSO shall be under no obligation or commitment to provide credit services or offer, broker, or arrange loans at any particular location, level, or number of applicants and makes no representations in those respects to Lender.

     2. The Loans

          (a) The Lender in its sole discretion shall determine all of the conditions, terms and features of the Loans, including, without limitation, fees and charges, interest rates not to exceed ten percent (10.00%) per annum, credit limits, credit standards and all other terms and

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conditions of the Loans as more fully described in the Lending Guidelines.
Notwithstanding the foregoing, Lender shall have no right to determine the fees and other compensation to be paid to CSO by a Consumer in connection with the CSO services. Lender agrees that it will make Loans to all Consumers who submit application through CSO and who meet the credit standards established by Lender for Loans from time to time. Neither Lender, nor CSO, nor their respective employees shall suggest to Consumers that Loans are made or approved by CSO or that CSO (or any employee of CSO) can improve a Consumer's prospect of obtaining a Loan.

          (b) Lender solely is responsible for ensuring that the Loan Documents comply with all applicable laws.

          (c) Lender will advise CSO of Lender's underwriting criteria and terms for the Loans.

          (d) Lender represents that it will independently make an evaluation of the creditworthiness of a Consumer in deciding whether to make a Loan to such Consumer.

          (e) Upon approval of an Application for a Loan, Lender will enter into the Note with the Consumer, the execution of which will be assisted by the CSO.

          (f) Lender shall cause adverse action notices and other communications that may be required by law to persons who apply for but are denied a Loan, subject to CSO's responsibility to deliver and manage such adverse action notices as described herein or in the Lending Guidelines.

          (g) Lender shall promptly deliver to CSO all communications received from a Consumer who are denied a Loan (including, without limitation, information requests and bankruptcy filings) to the extent CSO reasonably needs the same in order to perform its credit services and other obligations hereunder.

          (h) Lender shall be under no obligation or commitment to make or fund loans at any particular level or number of applicants and makes no representations in those respects to CSO; provided however, Lender hereby commits to CSO that it will have no less than $15,000,000.00 available to fund Loans that satisfy the Lender's underwriting criteria for making such Loans.

     3. Approval, Making, and Funding of Loans. Based on the information provided by a Consumer to the CSO and Lender in an Application, CSO shall be solely responsible for determining whether to provide credit services including issuing the Letter of Credit to a Consumer and Lender shall be solely responsible for determining whether to make a loan to a Consumer. CSO is not required to submit an Application to Lender where CSO has independently determined not to provide the Consumer credit services and not to issue the Letter of Credit. For any Application received by Lender, Lender shall review the Application and advise CSO of its decision to approve or reject the Credit Services and Loan Application. Lender shall advance to Consumer the entire proceeds of any Loan, via cash, check, draft or similar payment instrument. Lender acknowledges and agrees that if it disburses the proceeds of a Loan in the form of check, draft, or similar payment instrument to a Consumer and CSO then honors that check, draft, or similar payment instrument, the amount of such check, draft or similar payment instrument shall be considered due and owing from Lender to CSO on the date that CSO honors the check, draft or similar payment instrument.

     4. Settlement and Reporting of Loans.

          (a) On each business day in which the CSO is open for business, except as otherwise provided herein, CSO will make available to Lender through the loan management system reports and data related to the Loans made, payments received, defaults, and collections

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performed on the immediately preceding business day. CSO shall be responsible for settling and remitting to Lender via ACH credit or wire transfer as soon as practical any monies due Lender received by CSO from Consumers. Lender shall be responsible for settling and remitting to CSO via ACH credit or wire transfer as soon as practical any monies due CSO. The payment obligations of the parties under this Agreement and the Lending Guidelines shall survive the termination of this Agreement and will remain in effect as long as any Loans remain on the books of Lender. CSO shall capture and record all relevant data concerning any Loan transaction and prepare appropriate report and summaries as may be necessary to effect settlement hereunder and make available to Lender such data, reports, and summaries as Lender may reasonably deem necessary to maintain effective internal controls and to monitor results under this Agreement

          (b) During the term of this Agreement and for a reasonable period thereafter, the parties agree that they will give each other reasonable access to their books and records related to the CSO Program, Loans, and any other relevant business activities and any other information reasonably requested of the other to allow the requesting party to maintain effective internal controls, monitor the CSO Program and Loan results, prepare financial statements and reports as may be required by generally accepted accounting practices, law, state and federal regulators including, but not limited to the Securities and Exchange Commission

     5. Collection of Payments by CSO

          (a) Lender hereby authorizes the CSO as a special limited agent to receive payments from Consumers due under the Loans for remittance to Lender. The parties agree that all payments received by the CSO from Consumers relieve Consumers from any further payment obligations to Lender for any such payments received by CSO. The CSO shall not be acting as a general agent or fiduciary for and on account of the interests of Lender. Any payments received by CSO from a Consumer regarding a Loan from Lender shall be deemed binding upon Lender, and CSO is designated a special limited agent of Lender for that purpose and CSO is authorized to issue payment receipts that are binding upon Lender.

          (b) Lender agrees to open a deposit account (the "Operating Account") with a federally insured financial institution acceptable to Lender and in Lender's name into which CSO will periodically remit to Lender, as mutually agreed to by the parties all payments on the Loans received by CSO.

          (c) CSO agrees to receive and remit any payments it receives in connection with the Loans in accordance with mutually acceptable policies and procedures utilizing CSO's loan management system.

          (d) CSO shall keep full and complete records and accounts of all transactions with respect to the Loan payments remitted to the Operating Account and all collections received on account of the Loans.

          (e) CSO agrees, upon request of Lender, to forward all Loan Documents relating to Loans in the possession of CSO to Lender or Lender's designee for servicing and otherwise to cooperate fully with Lender or such substitute servicer in the orderly and prompt transfer of servicing of such Loans. Lender agrees that, upon delivery of such Loan Documents to Lender or Lender's designee, CSO shall be released from and have no further duties with regard to the retention of such Loan Documents.

          (f) In the event a Consumer fails to pay any sums in accordance with the Loan Documents, Lender has the right immediately upon default to make demand under any

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stand-by letter of credit issued by the CSO to ensure the Consumer's repayment of the Loan pursuant to the terms of any such letter of credit.

     6. Lending Guidelines. Lending Guidelines means those guidelines established from time to time by Lender for the development, implementation, and administration of the Loans.. Both parties agree to act in good faith and in a commercially reasonable manner in connection with the implementation and administration of the Lending Guidelines.

     7. Independence of the Parties

          (a) This Agreement contemplates the CSO and Lender acting independently of each other with respect to their respective decisions to provide credit services or make Loans.

          (b) This Agreement shall not be construed as creating or evidencing any general agency between the parties. Neither party is authorized to act on behalf of the other except to the limited extent specified herein or any other relationship.

          (c) The CSO shall mark its books and records to indicate clearly the Lender's ownership interest in any Loans and the Loan Documents.

          (d) In each and every instance, the acts that this Agreement authorizes CSO to perform for or on Lender's behalf shall solely constitute CSO as special agent of Lender to assist Consumer's in obtaining a Loan from Lender, and certain incidental acts related thereto. In no event may CSO act as Lender's general agent or represent to others that it may act as Lender's general agent. Lender shall have no authority to act for or bind CSO.

          (e) It is the intention of CSO and Lender to comply with applicable law and to operate independently of each other in their respective capacities as credit service organization and lender. In the event that any provision of this Agreement would require an act that applicable law disallows in order for the CSO and Lender to operate lawfully as an independent credit service organization and lender, then such provision shall be modified so as to conform to applicable law.

          (f) Neither the existence of this Agreement, nor its execution, is intended to be, nor shall it be construed to be, the formation of a partnership, association, or joint venture between Lender and CSO. CSO is the special limited agent of Lender solely for the purposes set forth in this Agreement. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, except as expressly provided in this Agreement. Each Party shall be responsible only for its obligations and liabilities as set forth in this Agreement.

          (g) In connection with CSO's performance of its obligations under this Agreement, it is expressly agreed that (i) Lender shall not hold any ownership or leasehold interest in any business location of CSO or any personal property located therein, except for the Lender Loan Documents and cash or instruments reflecting Loan repayments as may be located at such business locations from time to time, (ii) no employee of Lender shall work in any CSO business location, and (iii) Lender shall exercise no authority or control over CSO's employees or methods of operation except as expressly provided in this Agreement.

     8. Compliance With Law and Regulation.

          (a) In performing its services hereunder, CSO shall at all times and in all material respects comply with all local, state, and federal statutes or ordinances applicable to the acts of Lender or CSO, as they related to the CSO Program or the Loans; any order, decision, injunction, or similar pronouncement of any court, tribunal, or arbitration panel issued with

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respect to Lender or CSO in connection with the CSO Program or the Loans; and
any regulations, policy statements, and any similar pronouncement of any regulatory authority applicable and binding on the acts of Lender or CSO as they relate to the CSO Program or the Loans (collectively, the "Rules").

          (b) The performance of each of the parties under this Agreement is subject to all the Rules and each party hereby covenants to comply with the Rules and the lawful and reasonable actions or requests of duly authorized state and federal regulatory authorities in connection with the matters contemplated by this Agreement. If any party becomes aware of any change in law or regulation affecting the performance of obligations by any party under this Agreement, it shall promptly thereafter provide written notice of the same to the other party, provided that the failure to provide such notice shall not relieve any party of its obligation to comply with applicable law and regulation as it may change from time to time.

          (c) In the event either party becomes aware that any underwriting criteria, Loan terms, interest, fee or other charge associated with the CSO Program, the Lending Guidelines, or the Loan Documents are not in compliance with the Rules governing same, the party becoming aware of the same shall notify the other party of such non-compliance and each party agrees to cooperate in good faith with each other, and to diligently take commercially reasonable steps, as may be necessary in order to promptly correct any such non-compliance.

          (d) The parties, whether jointly or severally, shall not discriminate against any Consumer in the credit application process on any "prohibited basis" as such term is defined in the federal Equal Credit Opportunity Act and Regulation B of the Board of Governors of the Federal Reserve System and any other applicable State or Federal Law.

     9. Financial Covenants of EZCORP. CSO is an affiliate of EZCORP, Inc ("EZCORP"). As security for performance of its stand by letter of credit obligations to Lender on behalf of Consumers under CSO's CSO Program, EZCORP covenants and agrees that during the term of this Agreement that it will:

          (a) Maintain at all times total stockholders' equity, as defined by GAAP, of not less than $75,000,000.00;

          (b) Maintain a Leverage Ratio at the end of each fiscal quarter of not greater than 3.25 to 1.00; and

          (c) Notify Lender within five (5) business days after the filing of its quarterly or annual reports with the Securities and Exchange Commission ("SEC"), if EZCORP is in violation of a covenant under its credit agreement with Wells Fargo Bank (Agent and Issuing Bank), and such violation is not cured or waived at the time of filing its quarterly reports (10-Q) or annual reports (10-K) with the SEC such that it must be reported in EZCORP's periodic filings with the SEC. For the purpose of this paragraph, the terms used herein have the following meanings:(i) "Consolidated Net Income" means, at any particular time, the aggregate net income or loss of EZCORP determined on a consolidated basis as determined in accordance with GAAP; (ii) "CSO LC Liabilities" means, at any time, the sum of that portion of the aggregate amounts available to be drawn of all outstanding Consumers' letters of credit, equal to the principal amounts of the Consumer notes supported by such letters of credit; (iii) "EBITDA" means, for any period of determination, Consolidated Net Income, plus, to the extent that any of the following were deducted in calculating such Consolidated Net Income, interest expense, tax expenses, and depreciation and amortization. EBITDA will exclude all extraordinary items of income and loss, any gain or loss on the sale of assets, and any impairment of goodwill. In the event an acquisition is consummated prior to the end of a period for which EBITDA is calculated, but during the period covered by the calculation, EZCORP shall include the historical

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EBITDA (as calculated in accordance with this definition) of the acquired company for the time period covered by the calculation; (iv) "Funded Debt" means, at any particular time, the sum of the following, calculated on a consolidated basis for EZCORP in accordance with GAAP: (A) all obligations for borrowed money, including but not limited to senior bank debt, senior notes and subordinated debt, (B) all obligations relating to the deferred purchase price of property and services, (C) the principal portion of all GAAP capital lease obligations, and (D) all obligations under a guarantee of borrowed money, or any other type of direct or contingent obligation; (v) "GAAP" means accounting principles generally accepted in the United States of America; and (v) "Leverage Ratio" means, as of any fiscal quarter end, the ratio of (a) Funded Debt, minus CSO LC Liabilities (to the extent included in Funded Debt) to (b) EBITDA, in each case for such fiscal quarter and the prior three fiscal quarters.

     10. General Liability Insurance. During the term of this Agreement, CSO shall maintain at its expense a general comprehensive liability policy with a financially sound and reputable insurer. Such general comprehensive liability policies shall provide coverage limits of not less than $1,000,000. Upon receipt of Lender's written request, CSO shall provide copies of such insurance policies to Lender and provide to Lender such evidence as it may reasonably request concerning the continued existence of such coverages during the term of this Agreement.

     11. Modification and Waiver. Lender reserve the right to modify the Lending Guidelines and the Loans with Consumer as Lender determines in its sole discretion but no such acts on the part of the Lender shall diminish, modify, alter, or impair rights of the CSO unless the Lender has obtained the CSO's prior written consent.

     12. Default and Enforcement. CSO or Lender may institute such arbitration proceedings against Consumers as are authorized by the CSO Agreement, the Application, and Loan Documents reasonably deemed by CSO or Lender to be necessary or appropriate to collect a Loans or a Consumer's obligations to reimburse CSO under a Letter of Credit, to enforce the Loan Documents and to protect the respective rights of Lender and CSO. Lender and CSO shall bear their own costs and expenses, including the attorneys' fees of such proceedings. The parties agree to cooperate with each other in such collection and enforcement proceedings against Consumers.

     13. Availability of Records and Facilities of CSO. During the term of this Agreement and for a period of three (3) years thereafter, upon reasonable notice to CSO and at the request of Lender, CSO shall make available for review and examination by Lender, its premises, facilities, staff and such books and records of CSO relating to the Loans as Lender may reasonably request for purposes of Lender's, its auditors' or such agency's financial accounting or regulatory examination purposes. Any such review, inspection or examination shall take place during CSO's normal business hours. Lender shall have the right, at least annually during the term of this Agreement, at Lender's sole cost and expense, to conduct audits and/or compliance reviews of the services provided hereunder, and the records generated thereunder; provided that such audits and reviews shall be conducted during normal business hours in a manner which does not unreasonably interfere with CSO's normal business operations. Upon termination of this Agreement CSO shall deliver to Lender the originals or copies of all Loan Documents and consumer records in its possession in forms reasonably acceptable to Lender.

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     14. Inability to Perform. In the event that either party to this Agreement or a Customer is unable to timely perform its duties or obligations hereunder or under the Loan Documents as a result of riots, acts of God, strikes, lockouts, material or labor shortages, state or national emergency, acts of the public enemy, terrorist activity, criminal activity, governmental restrictions, laws, regulations, decree or order, systems failures or other unforeseen event, CSO and Lender shall reasonably cooperate and work together to resolve and take such actions reasonably necessary to protect the Customer and business operations of the other including but not limited to temporary modifications, deviations, alterations to the CSO Program, Lending Guidelines, and Loan Documents as may be necessary.

     15. Termination.

          (a) This Agreement shall have an indefinite term.

          (b) Either party may terminate this Agreement immediately on the material breach by the other of the terms hereof or obligations hereunder if the non-breaching party gives the breaching party written notice of and describing the breach; but, if the breach is curable, the breaching party shall be given not less than thirty (30) days from the date of the giving of such notice to cure such default to the reasonable satisfaction of the non-breaching party.

          (c) Either party may terminate this Agreement upon the earlier of (1) ninety (90) days prior written notice; or (2) earlier if required by law, regulatory action, judicial determination or similar tribunal or governmental body or agency if applicable laws or regulations governing the CSO Program or the making of Loans make (or are claimed by a regulatory agency to make) the continued operation of the CSO Program and/or Loan Program of questionable legality, either generally or in a material but specific fashion, or should any such regulatory or governmental body or agency, court of competent jurisdiction, or arbitrator or other tribunal take or threaten to take action, such as the issuance of a cease and desist order, against either party which would bar either or both parties from continuing to perform its or their obligations under this Agreement.

          (d) CSO may terminate this Agreement upon ninety (90) days prior written notice if the Rules governing the CSO Program or the making of Loans change or are enforced or interpreted in such a way (i) as to materially impact the profitability of the CSO Program and/or the Loans; or (ii) that continued operation of the CSO Program and/or the Loans would place CSO at a competitive disadvantage in the marketplace, in CSO's sole discretion.

          (e) In the event that Lender alters, modifies, or amends the Lending Guidelines that in CSO's sole opinion, is undesirable for CSO's continued operation or takes any actions or makes any determinations pursuant to paragraph 9 above, then CSO may terminate this Agreement on ninety 90 days prior written notice unless the parties are otherwise able to reach a mutual resolution and/or compromise.

          (f) In addition to any other right to terminate this Agreement, a party may terminate this Agreement if the other party hereto, or such other party's principals are the subject of any of the following or if any of the following occurs with respect to such other party or such other party's principals: insolvency, inability to pay its debts as they become due, the filing of a voluntary bankruptcy petition, the filing of an involuntary bankruptcy petition which is not dismissed within thirty (30) days after filing thereof, dissolution or termination of its existence as a going concern, or the appointment of a receiver for any part of its property.

     16. Confidentiality, Ownership of Customer Information.

          (a) The parties agree and acknowledge that the Consumers referred by CSO to Lender for Loans are customers of both parties. Lender agrees that it will not solicit Consumers

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for any other product or service offered by Lender or others nor divulge, except in accordance with applicable law or regulation the names or other identification information regarding the customers to others except with CSO' prior written consent and then only in accordance with the Privacy Policy contained in the Application. This restriction shall apply during the term and after termination of this Agreement.

          (b) The parties agree and acknowledge that certain information regarding the Consumers is nonpublic personal information and will not be provided to third parties except as necessary to service, administer, process and enforce a transaction a Consumer requests or authorizes, marketing of other products and services by CSO and Lender, marketing or offering other products and services by CSO and any other third party, or as otherwise authorized by this Agreement and the Privacy Policy between CSO, Lender, and the Customer. The parties shall implement an effective security program to protect Consumers nonpublic personal information to ensure that the parties do not violate the Privacy Policy and applicable law. Such security program shall incorporate methods for the secure destruction of confidential information, such as Loan Documents and other records and documents no longer required to be maintained by either party.

          (c) The parties shall jointly own all Consumers names, addresses, and telephone numbers and all account and other information, including payment information, regarding Consumers who have been denied and all records, data, and information pertaining to the foregoing (collectively, "Consumer Information"); provided, however, that neither party will use any such Consumer Information except to the extent permitted by the privacy policies of the parties set forth in the CSO Program, Lending Guidelines, and/or Loan Documents. Notwithstanding the foregoing, without the need for obtaining Lender's consent, CSO shall be free to use Consumer Information for purposes of marketing, offering, selling, brokering, underwriting and providing other products and services, including, without limitation, other loan products and services that may be offered to Consumers by CSO, any third party service provider of CSO or any other lenders through the distribution channels of CSO and any third party service provider of CSO, provided that, in all cases, however, any use by CSO of any such Consumer Information shall comply with all applicable laws and CSO's privacy policies. In addition, notwithstanding that Lender has an ownership interest in the Consumer Information, Lender agrees that it will not use the Consumer Information to market other products or services to the Consumers or to applicants who have been denied Loans without prior written consent of CSO. The rights and obligations of the parties under this Paragraph shall indefinitely survive the termination of this Agreement.

     17. Arbitration. Unless otherwise agreed by the parties in writing and except for enforcement of any equitable remedies, any disputes, claims, or controversies that may arise in connection with, arising out of or relating to this Agreement or the rights and obligations herein, or the breach, validity, existence or termination hereof, or any dispute that relates in any way in whole or in part to the right of any party or any other indemnified person to indemnification pursuant to any provision of this Agreement, shall be submitted to binding arbitration in Austin, Texas in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. There shall be one arbitrator who shall be selected in accordance with such rules and procedures. The arbitrator may order, in addition to the remedies provided in such rules, specific performance of this Agreement. Judgment on the award may be entered in any court having jurisdiction.

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     18. Assignment. CSO may sell or assign its rights and obligations under this Agreement, whether voluntarily or involuntarily, to an affiliate of EZCORP without the prior written consent of Lender. Lender may sell or assign its rights and obligations under this Agreement with the prior written consent of CSO, which shall not be unreasonably withheld or delayed.

     19. Representations and Warranties. The parties make the following warranties and representations to each other, all of which shall survive the execution and termination, for any reason, of this Agreement:

          (a) This Agreement is valid, binding and enforceable against each party in accordance with its terms and each party has received all necessary corporate approvals.

          (b) CSO is a duly formed limited partnership and Lender is a duly formed limited partnership, validly existing, and in good standing under the laws of the state of its formation and is authorized, registered, and licensed to do business in Texas. Each location of CSO in Texas from which CSO will provide credit services hereunder is registered and bonded as required for credit services organizations under Section 393 of the Texas Finance Code and will remain so registered and bonded throughout the term of this Agreement.

          (c) Each party has the full organizational power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

          (d) The provisions of this Agreement and the performance by each party of its' obligations hereunder do not conflict with any agreement, contract, lease, or obligation to which such party is a party or by which such party is bound.

     20. Miscellaneous.

          (a) Neither the execution of this Agreement or the Loan Documents is intended to be, nor shall it be construed to be, the formation of an agency, partnership, or joint venture between Lender and CSO. CSO does not have the right or authority to act for or on behalf of or to otherwise bind Lender.

          (b) This Agreement supersedes any negotiations, discussions or communications between Lender and CSO and constitutes the entire agreement of Lender and CSO with respect to the CSO and Loan Programs, the Loans, the Lender Loan Documents, the CSO Agreement, credit services, and Letter of Credit.

          (c) Any written notice or demand to be given under this Agreement shall be duly and properly given if delivered personally and a receipt evidencing delivery thereof is obtained, if sent by private delivery service and a receipt evidencing delivery thereof is obtained, or if sent by confirmed facsimile transmission, to the party entitled to such notice or demand at the address set forth below, or at such other address as such party may, from time to time, specify in writing or if sent by confirmed facsimile transmission to the recipient's then current facsimile transmission number and shall be effective when actually received by such party:

     To CSO:                            To Lender:
             Connie Kondik              C. Dan Adams
             General Counsel            President and CEO
             Texas EZMONEY, L.P.        809 E. Main Street
             1901 Capital Parkway       Spartanburg, SC 29302
             Austin, Texas 78746

                                        With a Copy to:
                                        GARDERE WYNNE SEWELL, L.L.P.

                                        1601 Elm Street, Suite 3000
                                        Dallas, TX 75201-4761
                                        Attention: Steven S. Camp

          (d) Although CSO and Lender may use the same counsel when appropriate, nothing in this Agreement shall be deemed to prevent CSO and Lender from using separate counsel.

          (e) This Agreement and the rights and duties described herein shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to its law on conflicts of law.

          (f) Except as expressly provided to the contrary in this Agreement, each party shall be responsible for all expenses incurred by it in the performance of its obligations under this Agreement, including any expenses incurred by it in performing its respective duties hereunder.

          (g) This Agreement may be executed by the parties hereto on separate counterparts, each of which is an original but all of which together shall constitute one and the same Agreement.

          (h) This Agreement shall governed by the laws of the State of Texas and any action or litigation related to any claim, dispute or controversy arising out of this Agreement between the parties shall be brought in Travis County, Texas.

          (i) Notice of Final Agreement. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Lender and CSO, each intending to be legally bound hereby, have caused this Agreement to be executed by its duly authorized officer as of the date first written above.

CSO                                     LENDER

Texas EZMONEY, L.P., by and             Integrity Texas Funding, L.P., through
through its general partner, Payday     its general partner,
Loan Management, Inc.                                        -------------------


By: /s/ Daniel N. Tonissen              By: /s/ C. Dan Adams
    ---------------------------------       ------------------------------------
Name: Daniel N. Tonissen                Name: C. Dan Adams
Title: Sr. Vice-President               Title: President
DATE: APRIL 12, 2006                    DATE: APRIL 13, 2006